Exhibit 18.1
May 7, 2009
Mr. Eric R. Graef
Chief Financial Officer and Vice President — Finance
Preformed Line Products Company
Dear Sir:
Note B of Notes to the consolidated financial statements of Preformed Line Products Company included in its Form 10-Q for the three months ended March 31, 2009 describes a change in the method of accounting for depreciating property and equipment from an accelerated method to a straight-line method for the Company’s PLP-USA assets. There are no authoritative criteria for determining a ‘preferable’ depreciation method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2008, and therefore we do not express any opinion on any financial statements of Preformed Line Products Company subsequent to that date.
Very truly yours,
/s/ Ernst & Young LLP
Ernst & Young LLP